Exhibit (a)(5)(F)

Notification of Major Holdings

☒ Notification of Major Holdings or ☐ Correction of a notification of Major Holdings dated

1. Details of issuer
Name: MorphoSys AG	Legal Entity Identifier (LEI): 529900493806K77LRE72

Street, Street number: Semmelweisstrasse 7	Postal code: 82152	City: Planegg

2. Reason for notification (multiple reasons possible) ☒ Acquisition/disposal of shares with voting rights ☐ Acquisition/disposal of instruments ☐ Change of breakdown of voting rights ☐ Other reason:

3. Details of person subject to the notification obligation

Natural person (first name, surname): Date of birth:	Legal entity: Novartis AG City of registered office, country: Lichtstrasse 35, 4056 Basel, Switzerland

4. Name(s) of shareholder(s) holding directly 3% or more voting rights, if different from 3. Novartis BidCo AG

5. Date on which threshold was crossed or reached: 12/04/2024

6. Total positions
	% of voting rights attached to shares (total of 7.a.)	% of voting rights through instruments (total of 7.b.1. + 7.b.2.)	Total of both in % (7.a. + 7.b.)	Total number of voting rights pursuant to Sec. 41 WpHG
New	5.36%	0.00%	5.36%	37,716,423
Previous notification	n/a	n/a	n/a

7. Details on total positions
a. Voting rights attached to shares (Sec. 33, 34 WpHG)
ISIN	Absolute		In %
	Direct (Sec. 33 WpHG)	Indirect (Sec. 34 WpHG)	Direct (Sec. 33 WpHG)	Indirect (Sec. 34 WpHG)
DE0006632003	0	2,023,370	0.00%	5.36%
			%	%
Total	2,023,370		5.36%

b.1. Instruments according to Sec. 38 (1) no. 1 WpHG (please use annex in case of more than 3 instruments)
Type of instrument	Expiration or maturity date	Exercise or conversion period	Voting rights absolute	Voting rights in %
			0	0.00%

		Total	0	0.00%

b.2. Instruments according to Sec. 38 (1) no. 2 WpHG (please use annex in case of more than 3 instruments)
Type of instrument	Expiration or maturity date	Exercise or conversion period	Cash or physical settlement	Voting rights absolute	Voting rights in %
				0	0.00%

			Total	0	0.00%

8. Information in relation to the person subject to the notification obligation (please tick the applicable box):

☐ Person subject to the notification (3.) obligation is not controlled nor does it control any other undertaking(s) holding directly or indirectly an interest in the (underlying) issuer (1.).

☒ Full chain of controlled undertakings starting with the ultimate controlling natural person or legal entity (in case of more than four undertakings please always provide only to BaFin also an organizational chart):

Name	% of voting rights (if at least 3% or more)	% of voting rights through instruments (if at least 5% or more)	Total of both (if at least 5% or more)
Novartis AG
Novartis Pharma AG
Novartis BidCo AG	5.36%		5.36%

9. In case of proxy voting according to Sec. 34 (3) WpHG

(only in case of attribution of voting rights in accordance with Sec. 34 (1) sent. 1 no. 6 WpHG)

Date of general meeting:

Total positions (6.) after general meeting:

% of voting rights attached to shares	% of voting rights through instruments	Total of both

10. Other useful information

Date,	Signature

15/04/2024	Timo Piller